                              MEDIA GENERAL, INC.

                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                     Amended and Restated November 17, 1994


     Media General, Inc., hereby amends and restates the Media General, Inc. Executive Supplemental Retirement Plan for the benefit of the eligible officers and executive employees of Media General, Inc., and its wholly owned subsidiaries (collectively the "Company") that was originally adopted on May 24, 1979 and amended and restated as of January 1, 1989 (the "Plan").

     1. Purpose. The Plan is intended to advance the interests of the Company by providing certain of its officers and other key executive employees with supplemental retirement benefits and thus an additional incentive to promote the success of the Company and to encourage the employees to remain employed by the Company.

     2. Administration of Plan. The Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee").

     3. Eligibility and Participation. Any salaried executive employee of the Company shall be eligible to participate in the Plan.
     From the employees eligible to participate in the Plan, the Committee may from time to time select those employees whom the Committee shall recommend to the Board for participation in the Plan. In selecting those employees who shall be recommended at any time, the Committee shall consider the position and responsibilities of the eligible employees, the value of their services to the Company and such other factors as the Committee deems pertinent.

     As promptly as practicable after the Committee shall have made recommendations to the Board, the Board shall review the recommendations of the Committee and in the Board's discretion designate all or any number of those employees as shall have been recommended by the Committee as participants in the Plan. Set forth in Exhibit A and Exhibit B attached hereto are the Participants and Special Participants who have been designated as of August 1, 1994.

     4.   Supplemental Retirement Benefit.

          (a) The Company shall pay a supplemental retirement benefit to each Participant upon his retirement after attaining age fifty-five (55). Upon the death of a Participant, a death benefit will be paid to his spouse or designated beneficiary in accordance with the provisions of paragraph 6 hereof.

          (b) Subject to the provisions of (c), (d), (e) and (f) of this paragraph 4, the amount of the supplemental retirement benefit payable to a Participant shall be equal to the difference between the amounts determined under (1) and (2), as follows:

               (1) An amount equal to 55% of the Participant's average annual compensation for the five calendar years of his employment by the Company prior to his death or retirement during which his compensation was the highest. If the Participant has been employed by the Company for less than five years, the average compensation for such number of years shall be used in this computation.


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               (2)  An amount equal to the total of the annual retirement benefits the Participant is entitled to receive under the Employee's Retirement Plan of the Participating Companies of Media General, Inc. and all other retirement plans or benefit arrangements providing for a pension payable with respect to the Participant's employment by the Company or any other employer (the "Pension Plans"). For purposes of this Plan, the joint and survivor annuity provided under such Employees' Retirement Plan and the comparable form of benefit under any other retirement plan or benefit arrangement taken into account in this computation shall be deemed to be the applicable form of benefit. Distributions under the Media General, Inc. Employees Thrift Plan shall not be taken into account in this computation, and in the case of Participants who are admitted to the Plan on or after January 1, 1991, benefits provided under a plan or arrangement that is sponsored by an employer other than the Company shall not be included in the determination of the amount under this paragraph 4(b)(2).

No benefit shall be payable if the amount computed under (2) equals or exceeds the amount computed under (1).

          For purposes of the Plan, a Participant's compensation for a calendar year shall mean the sum of (i) a Participant's highest base rate salary that is payable during the calendar year and (ii) the Incentive Bonus that is payable to such Participant with respect to the prior calendar year. The determination of compensation shall be made for each calendar year during which a Participant is employed by the Company irrespective of the number of days during each such calendar year that the Participant is actually employed by the Company. In the case of a Participant who is entitled to receive supplemental disability payments under paragraph 5, the benefit payable under paragraph 5 shall be treated as compensation for purposes of paragraph 4.

          (c) The benefit payments provided in paragraph 4(b) shall be reduced if such payments commence upon the Participant's retirement prior to attaining age sixty-three (63). If a Participant retires prior to attaining age sixty-three (63), the benefit payment shall be an amount equal to the amount of the benefit payment computed as provided in paragraph 4(b) multiplied by the applicable factor in the table set forth below:


     Age at Retirement             Reduced Benefit Factor
     ----------------              ----------------------
          62                            92.3%
          61                            84.6%
          60                            76.9%
          59                            70.7%
          58                            64.6%
          57                            58.4%
          56                            53.8%
          55                            49.2%


The reduction of any benefit payment required by this paragraph 4(c) can be waived by the Committee in its sole discretion.

          (d) If a Participant who enters the Plan on or after January 1, 1991, terminates his employment with the Company, other than on account of his death or disability, prior to completing 15 full years of service to the Company after his admission to the Plan, the percentage of average annual compensation used to determine the amount in paragraph 4(b)(1) shall be reduced to the following
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percentage:


     Years of Service (in Plan)         Benefit Percentage
     -------------------------          ------------------

               14                            54%
               13                            53%
               12                            52%
               11                            51%
               10                            50%
                9                            45%
                8                            40%
                7                            35%
                6                            30%
                5                            25%
                4                            20%
                3                            15%
                2                            10%
                1                             5%
                0                             0%


          (e) If a Participant who entered the Plan prior to January 1, 1991 terminates his employment with the Company prior to January 1, 1996, other than on account of his death or disability, the percentage of average annual compensation provided in paragraph 4(b)(1) shall be reduced to the following percentage:

          Year Employment Terminates    Benefit Percentage
          --------------------------    ------------------

                    1995                     54%
                    1994                     53%
                    1993                     52%
                    1992                     51%
                    1991                     50%


          (f) The benefit payment computed under paragraph 4(b), as reduced by paragraphs 4(c) and 4(d), shall be an annual amount which shall be payable in monthly installments commencing on the first day of the first month following the termination of the Participant's employment by the Company and terminating with the last installment paid prior to the Participant's death.

          (g) At the Participant's option, he may elect, at the time benefit payments are first payable hereunder, to receive reduced benefit payments in exchange for the Company's agreement to make one hundred and twenty (120) monthly payments under the Plan irrespective of the death of the Participant and/or his spouse. The amount of the reduction of the benefit to be paid to the Participant and to his spouse upon his death will be determined by an actuarial consulting firm selected by the Company. The Participant shall designate who shall be the recipient of the guaranteed payments upon the death of the survivor of the Participant and his spouse. In the absence of such designation, payments shall be made to the Participant's estate.



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     (h)  Notwithstanding the foregoing provisions, Special Participants shall be entitled to receive only those supplemental retirement benefits specified on Exhibit B.


     5.   Supplemental Disability Benefit.

          (a) In the event a Participant terminates his employment by the Company on account of his disability, which for purposes of the Plan is defined as the inability to perform the services required by his position with the Company by reason of any medically determinable, physical or mental impairment which can be expected to be of long-continued and indefinite duration, he will not be treated as having retired from the Company during the period of his disability for purposes of paragraph 4, and he will be paid a supplemental disability benefit until the earlier of (i) the date he resumes his employment with the Company in his former position, or (ii) the date he attains the age of sixty three (63).

          (b) The supplemental disability benefit shall be an amount equal to the difference between the amounts determined under (1) and (2) below as follows:

               (1) An amount equal to the Participant's base compensation for the year in which he becomes disabled plus an amount equal to the incentive bonus, if any, that is payable to such Participant with respect to the calendar year next preceding the year in which he becomes disabled. Such amount will be increased or decreased for each subsequent calendar year by a factor that is equal to the increase or decrease in the average covered compensation of all participants in the Employees Retirement Plan of Media General, Inc., from year to year.

               (2) An amount equal to the aggregate amount of compensation received by the Participant with respect to services performed by the Participant for the Company and any other employer (including the Participant himself in the case of self-employment income) during the period he is receiving supplemental disability payments hereunder plus an amount equal to the Social Security benefits, if any, that such Participant is entitled to receive during the period.

          (c) The supplemental disability benefit payment provided in paragraph 5(b) shall be an annual amount which shall be payable in monthly installments commencing on the first day of the first month following the suspension of the Participant's employment by the Company on account of his disability and continuing until he resumes his employment with the Company in his former position or until he attains the age of sixty-three (63).

          (d)  If a Participant attains the age of sixty-three
(63) while he is entitled to receive supplemental disability benefit payments under the Plan, he will be deemed to have retired from the Company for purposes of paragraph 4 as of such date, and such supplemental disability benefit payments will cease and he will be entitled to receive the benefit payment computed under paragraph 4 commencing on the first day of the first month following such date.

          (e) Notwithstanding the foregoing provisions, Special Participants shall not be entitled to any disability benefits.


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     6.   Death Benefit.

          (a) Upon the death of a Participant receiving or entitled to receive benefit payments under the Plan, the Company shall pay a death benefit as hereinafter provided.

          (b) A spouse's benefit shall be payable only in the event the Participant was married to the spouse at the time of the termination of the Participant's employment by the Company.

          (c) The benefit payable to a Participant's spouse shall be an amount equal to the difference between the amounts computed under (1) and (2) as follows:

               (1) An amount equal to 80% of the amount determined under paragraph 4(b)(1).

               (2) An amount equal to the total of the benefits the Participant's spouse is entitled to receive under the Pension Plans taken in account in computing the amount under paragraph 4(b)(2).

No benefit shall be payable hereunder if the amount computed under (2) equals or exceeds the amount computed under (1). If the Participant has made an election to receive a reduced benefit pursuant to paragraph 4(g), the amount of the spouse's benefit will be determined by an actuarial consulting firm selected by the Company at the time such election is made.

          (d) The spouse's benefit shall be paid to the surviving spouse in monthly installments commencing on the first day of the first month following the Participant's death and continuing until the death or remarriage of the surviving spouse.

          (e) In the event of the death of a Participant prior to the termination of his employment by the Company, the spouse's benefit shall nevertheless be payable as provided herein.

          (f) Upon the death of a Participant who has not retired and who is not married at the time of his death, the Company shall pay to the estate of such Participant a lump sum payment equal to the present value of the benefit payments that would have been made to such Participant pursuant to paragraph 4 during the 10 year period following his death determined as if such Participant had retired at age sixty-three (63) and lived for ten (10) years. In determining such present value, the discount rate shall be a rate equal to the yield on 10 year government obligations determined on the last day of the month next preceding the lump sum payment hereunder, which payment shall be made within ninety (90) days of the date of the Participant's death.

          (g) Notwithstanding the foregoing provisions, a surviving spouse of a Special Participant shall be entitled to a spousal benefit only in accordance with the schedule on Exhibit B. No other benefit shall be payable to any other person.

     7. Non-Compete Provision. A Participant shall not, without the written consent of the Company, directly or indirectly enter into or in any manner take part in any business, profession or other endeavor which shall be in competition with the business of the Company, either as an employee, agent, independent contractor, owner or otherwise in any state in which the Company is conducting business.
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     8.   Miscellaneous Provisions.

          (a) No Participant or spouse shall have any right to receive benefits under the Plan prior to the termination of the Participant's employment by the Company.

          (b) In the event of the termination of a Participant's employment by the Company prior to his death, disability or retirement, or in the event a Participant breaches the noncompete provision in paragraph 7, all rights of the Participant and his spouse and all obligations of the Company under the Plan shall cease.

          (c) The Plan shall be unfunded for federal income tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Company to make future benefit payments. Nevertheless, for the convenience of the Company, a trust fund may be established to segregate certain assets for the purpose of paying benefits under the Plan. The Company shall be the beneficial owner of such assets, and no Participants or Beneficiary shall have any right, title, or interest in or to any such assets.

          (d) Benefits payable to or for the benefit of a Participant or Beneficiary shall not be assignable and shall not be subject to the claims of creditors of such Participant or Beneficiary.

          (e) The Company reserves the right at any time to amend, modify or terminate the Plan, in whole or in part. Any such amendment, modification or termination of the Plan shall be made by a resolution adopted by the Board of Directors and distributed to Participants within sixty (60) days from the later of the date of adoption or the effective of such action; provided, however, that the Company shall not amend the Plan retroactively in such a manner as to deprive any Participant or Beneficiary of any benefit to the extent that such benefit was accrued and vested prior to the amendment, modification or termination.

     9.   Waiver of Vesting and Benefit Accrual Limitations.  The
Board may, in its sole discretion, waive, modify or amend all or any portion of the provisions of the Plan that have the effect of limiting the amount or the timing of payments that are to be made under the Plan. Such action by the Board may be made on a case by case basis or may be made with respect to all Participants.

     10. Claims Procedure. Any claim by a Participant or his Beneficiary (hereafter "Claimant") for benefits shall be submitted to the Committee. The Committee shall be responsible for deciding whether such claim is within the scope provided by the Plan (a "Covered Claim") and for providing full and fair review of the decision with respect to such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including without limitation Section 503 thereof.

     Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

     Notice of a decision by the Committee with respect to a claim shall be furnished to the Claimant within ninety (90) days following the receipt of the claim by the Committee (or within ninety (90) days following the expiration of the initial ninety (90) day period, in a case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require and extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant prior to the expiration of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring the extension and the date by which the notice of decisions with respect to the claim shall be furnished. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the Plan's claims review procedure. If the Committee fails to notify the Claimant of the decision regarding his or her claim in accordance with these "Claims Procedure" provisions, the claim shall be deemed denied and the Claimant shall then be permitted to proceed with the claims review procedure provided herein.

     Within sixty (60) days following receipt by the Claimant of notice of the claim denial, or within sixty (60) days following the close of the ninety (90) day period referred to herein, or if the Committee fails to notify the Claimant of the decision within such ninety (90) day period, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments to the Committee in writing. The decision of the Committee shall be made within sixty (60) days following receipt by the Committee of the request for review (or within one hundred and twenty
(120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

     For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan.











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     IN WITNESS WHEREOF, the Plan has been duly amended, restated and effective as of the 17 day of November, 1994.

                                   MEDIA GENERAL, INC.



                                   By /s/ J. Stewart Bryan III
                                     ---------------------------
                                        J. Stewart Bryan, III
                                        Chairman












































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                                   Exhibit A

                              MEDIA GENERAL, INC.

                     Executive Supplemental Retirement Plan

                         Participants - August 1, 1994


     J. S. EVANS*
     J. S. BRYAN, III*
     B. SNIDER*
     J. L. BURKE*
     R. T. CLIGGOTT*
     J. C. DOSTER*
     J. F. URBANSKI*
     T. W. WALDROP*
     A. J. BRENT*
     J. M. PORTER*
     J. L. DILLON*
     D. L. JORDAN*
     M. D. JENSEN*
     H. D. HARVILL*
     M. N. MORTON
     H. G. WOODLIEF
     J. A. ZIMMERMAN
     A. T. AUGUST, III
     J. BUTCHER
     T. M. HAHN
     G. L. MAHONEY
     J. H. WITHERSPOON


*admitted prior to January 1, 1991





















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                                   Exhibit B

                              MEDIA GENERAL, INC.

                     Executive Supplemental Retirement Plan

                         Participants - August 1, 1994




Special Participants -- Effective as of August 1, 1994.



                              Monthly Benefit     Monthly Benefit
Participant Name              to Participant      to Survivor
----------------              ---------------     ---------------

J. ALEXANDER                  $ 1,644.20            Deceased
C. BOVENDER                       622.38            Deceased
J. W. CARROLL                     570.95          $   285.45
C. CROWDER                      Deceased              202.62
A. S. DONNAHOE                $10,075.08           11,037.54
W. B. FABER                     1,293.33            5,195.73
C. GOODYKOONTZ                    783.47              522.57
G. HARVEY                       Deceased              509.98
M. V. MCDOWELL                  1,250.00            1,000.00
J. D. RICH                      2,456.06            1,964.85
R. SNEAD                          394.91              197.46